Encision Reports Third Quarter Fiscal Year 2015 Results

BOULDER, Colo., Jan. 30, 2015 /PRNewswire/ -- Encision Inc. (OTCQB:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2015 third quarter ended December 31, 2014.

The Company posted quarterly net revenue of $2.608 million for a quarterly net loss of $417 thousand, or $(0.04) per share. These results compare to net revenue of $2.716 million for net income of $33 thousand, or $0.00 per share, in the year-ago quarter. Gross margin on net revenue was 46.6 percent in the fiscal 2015 third quarter and 52.4 percent in the fiscal 2014 third quarter. Gross margin on net revenue was lower in the fiscal 2015 third quarter as a result of higher material costs, scrap costs, higher reserve for obsolescence, and mix of product sold. The medical device excise tax is included in other expense.

The Company posted nine months net revenue of $7.364 million for a nine months net loss of $1.034 million, or $(0.10) per share. These results compare to net revenue of $8.043 million for a net loss of $329 thousand, or $(0.04) per share, in the year-ago nine months. Gross margin on net revenue was 47.8 percent in the fiscal 2015 nine months and 53.3 percent in the fiscal 2014 nine months. Gross margin on net revenue was lower in the fiscal 2015 nine months as a result of higher material costs, scrap costs, higher reserve for obsolescence, and higher unit overhead costs on lower sales volume. The medical device excise tax is included in other expense.

"Although our revenue for the third quarter decreased four percent compared to last year's third quarter, we were pleased with our 14 percent sequential growth from this year's second quarter," said Greg Trudel, President and CEO. "During the third quarter we launched our new AEM EndoShield™ Burn Protection System and are happy to see its enthusiastic reception by the market. Since our first quarter of this fiscal year we have increased our channel presence and expect additional revenue to be gained from that focus and increase. Encision is executing to our plan of increasing market awareness of the devastating clinical and economic risk potential of stray energy and of driving customer demand through education and awareness. The recent implementation of CMS HAC (Hospital Acquired Condition) penalties is driving increased awareness and momentum as more and more hospitals turn to AEM® Technology as a solution to stray energy incidents."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2014 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com
www.encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$ 688	$ 1,690
Accounts receivable, net	1,014	863
Inventories, net	2,088	2,224
Prepaid expenses	212	65
Total current assets	4,002	4,842
Equipment, net	853	1,106
Patents, net	257	249
Other assets	18	14
Total assets	$ 5,130	$ 6,211
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	581	666
Accrued compensation	305	265
Other accrued liabilities	420	409
Lease and deferred rent payable – short term	30	97
Line of credit	84	--
Total current liabilities	1,420	1,437
Lease and deferred rent payable – long term	109	186
Total liabilities	1,529	1,623
Common stock and additional paid-in capital	23,592	23,545
Accumulated (deficit)	(19,991)	(18,957)
Total shareholders' equity	3,601	4,588
Total liabilities and shareholders' equity	$ 5,130	$ 6,211

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenue	2,608	2,716	7,364	8,043
Cost of revenue	1,392	1,292	3,851	3,754
Gross profit	1,216	1,424	3,513	4,289
Operating expenses:
Sales and marketing	791	601	2,175	2,266
General and administrative	434	361	1,185	1,069
Research and development	354	364	1,026	1,068
Total operating expenses	1,579	1,326	4,386	4,403
Operating income (loss)	(363)	98	(873)	(114)
Interest and other expense, net	(54)	(65)	(161)	(215)
Income (loss) before provision for income taxes	(417)	33	(1,034)	(329)
Provision for income taxes	––	––	––	––
Net income (loss)	$(417)	$ 33	$ (1,034)	$ (329)
Net income (loss) per share—basic and diluted	$(0.04)	$ 0.00	$ (0.10)	$ (0.04)
Basic weighted average number of shares	10,673	8,616	10,673	8,346
Diluted weighted average number of shares	10,673	8,620	10,673	8,346